Exhibit 6.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

July 11, 2023

Damian Finio

[XXXXXXXXXXX]

[XXXXXXXXXXX]

RE: Employment Agreement

Dear Damian:

With excitement and great expectation, Terracycle, Inc. (the “Company”) is pleased to offer you employment with the Company, on the terms and conditions contained in this Employment Agreement (this “Agreement”). The “Effective Date” of this Agreement will be July 15, 2023, provided that the Agreement has been countersigned by you and returned to the Company on or before that date.

1.	Title; Function: You shall serve as Chief Financial Officer of the Company with a start date to be agreed upon between you and the Company, such date being no later than October 2, 2023. You shall have the duties commensurate with your position and any other duties as set forth by the Chief Executive Officer (“CEO”) and/or Board of Directors or the finance and/or compensation committees thereof (any and all of them being referred to herein as the “Board”) from time to time. This position reports to the CEO of the Company and is responsible for the Company’s Finance, and Human Resource. You understand and agree that you may be assigned additional responsibilities by the CEO, including in areas of Information Technology and Investor Relations and potentially other functions. You shall serve the Company faithfully and with the highest degree of fiduciary loyalty and care to the best of your ability. Except as approved in writing by the CEO of the Company, you shall devote your full time, energy, experience, and talents to the business of the Company. The foregoing shall not prevent you from serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies; or from participating in charitable, civic, educational, professional, community or industry affairs, provided that such activities in the aggregate do not interfere or conflict with your duties under this Agreement.

2.	Work Location: Your work location will be the Company’s headquarters, which is currently located in Trenton, NJ; or such other location of the Company’s offices from time to time, at the Chief Executive Officer’s direction (or such other location as designated by the Company from time to time) and engage in business travel as required.

3.	Compensation: As part of your employment compensation package, the Company will pay you an annual base salary at the rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per year (less applicable tax withholdings and authorized deductions), payable in accordance with the Company’s regular payroll practices. Your Base Salary will be subject to annual review by the Board (or a committee thereof) and may be adjusted from time to time by the Board. The previous sentence notwithstanding, as of January 1, 2024 , your salary shall be adjusted such that your annual base salary rate shall not be less than Four Hundred Thousand Dollars ($400,000). Your position is classified as exempt and, therefore, you are not eligible to receive payment for overtime. You are also eligible to participate in any bonus plan or arrangement established or existing at the Company, at an opportunity level commensurate with your position. In April of 2024, when the Company considers bonuses for 2023, You will be awarded a cash bonus of $50,000, even if no other officer is awarded a bonus. In April of 2025, when the Company considers bonuses for 2023, You will be awarded a minimum cash bonus of no less than $50,000 even if no other officer is awarded a bonus. Additionally, upon the Effective Date, you will receive a grant of such number of TerraCycle’s Restricted Stock Units (RSUs) equivalent to 1% of the Company’s fully diluted/as-converted shares (approximately 117 million shares) or a grant of approximately 1,170,000 RSUs. You will not be eligible to receive additional grants of RSUs until the calendar year 2025 RSU grant award cycle (grant made for 2025 in 2026), at which time you will receive additional RSU grants in accordance with the Company’s policies for grants to “C” level officers. In the event there is an additional parent company (TerraCycle, Inc.) capital raise prior to the end of 2023, you will be granted additional RSUs in an amount intended to insure your that your initial RSU grant represents 1% of the Company’s fully diluted/as-converted shares as of the end of 2023 (but not including RSU grants to staff and Stock Option grants to Board members to be made in 2024 for 2023 performance). All RSU grants will be forfeited should you leave the Company’s employment for any reason prior to triggering event (change of control, reverse merger, de-SPAC transaction, or IPO), as further defined in RSU documentation.

4.	Employee Benefits: You may participate in benefit plans offered by the Company or to the Company’s employees, including medical, dental, vision, life insurance, a flexible medical spending account, dependent care account, and 401(K) plan with company matching (up to 4%), subject to the terms and conditions of the applicable plan documents (including any eligibility and vesting requirements). Such plans may be amended or terminated, in whole or in part, at any time in the sole discretion of the Company. Further details of the Company’s benefits programs will be provided to you by the Company’s HR department.

5.	Vacation: As of your first day of employment, you will be eligible for a total of 22 days paid time off (PTO) per year, which will accrue annually for you to use on the first business day of the year, and prorated in calendar year 2023 to be equivalent to 7 days of PTO from your start date until December 31, 2023. In addition, the Company provides employees with 9 scheduled paid holidays. Up to 5 unused PTO days may be carried into the next calendar year. The Company’s PTO policy is designed to include any sick time benefits to which you may be entitled under the New Jersey Paid Sick Leave Act or any other applicable statute or regulation. Except for as set forth herein, the Company’s policy describing how benefits may otherwise be used will be consistent with the policies outlined in the TerraCycle, Inc. Employee Handbook and consistent with applicable law.

6.	Business Expenses: You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this Agreement. You will be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by you during the Employment Term, subject to and in accordance with any applicable expense reimbursement policy of the Company.

7.	Termination: Your employment with the Company is on an “at-will” basis and may be terminated by either party at any time, with or without “Cause” (as defined below) subject to the terms contained in this Section and provided that you must provide 14 days’ advance notice (which notice can be waived, in whole or in part, by the Company without additional compensation for any portion waived and without affecting the voluntary nature of your resignation). If your employment is terminated for any reason, you shall receive (i) payment of any accrued but unpaid base salary through the last day of your employment and payment for any accrued but unused paid time off days to the extent required by the Company’s policies or applicable law, (ii) any ERISA-covered vested employee benefits to which you are entitled upon termination of your employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, and (iii) reimbursement for any unreimbursed business expenses incurred by you on or prior to your last date of employment with the Company in accordance with and subject to the Company’ s policies (collectively, the “Accrued Amounts”). You acknowledge and agree that, except as specifically described in this paragraph or as otherwise required by law, all of your rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries will cease upon termination of your employment, and that the Company shall have no further obligations, and you will have no further rights to any payments or benefits, pursuant to this Agreement or otherwise in connection with the termination of your employment, other than as expressly set forth in this Section 6 or as otherwise required by law.

a.	Without Cause: If your employment is terminated by the Company without Cause (and other than as a result of your death or disability) at any time, you shall be eligible to receive continued payment of your then-current base salary, less required withholdings (“Severance”) for 12 months. in accordance with the Company’s normal payroll procedures, and you will also be entitled to the pro-rata share of your annual target bonus (based on the percentage of the year that you worked prior to termination), less required withholdings for the applicable period of fiscal year of termination, provided that the Company’s targets for such fiscal year are met and, subject to the remainder of this paragraph, (collectively, Severance and bonus payment are referred to as “Severance Benefits”). To be eligible to receive Severance Benefits you must sign and return a full and complete separation and general release agreement in the form and substance provided by the Company (the “Release”) with 21 days of the date the Release is furnished to you, and such release must have become effective and irrevocable. Payment of Severance will commence on the next regularly scheduled payroll period of the company after the effective date of the Release, and payment of the pro-rated bonus under sub-clause 6(a)(2) above shall be payable on the later of the regular bonus payment date for such fiscal year or within 30 days following the effective date of the Release.

i.	All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding anything else herein, to the extent that any amounts payable in accordance with this Agreement may be considered to be “nonqualified deferred compensation” subject to Section 409A, then this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If any amount payable under this Agreement is subject to Section 409A (i) no such payment otherwise payable upon your termination of employment shall be made to you unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-l(h) and any successor provision thereto), and (ii) if you are determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) and the Company determines that delayed commencement of any amount payable is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), commencement of the payment will be delayed for six (6) months following your “separation from service” pursuant to Section 409A, or, if sooner, in the event of your death. The delayed payments (if any) shall accrue without interest and shall be payable in a lump sum on the first business day following the expiration of such six (6) month period or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death, and any remaining amounts payable shall be paid as otherwise provided in Section 7(a) of this Agreement If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

b.	Cause: For purposes of this Agreement, “Cause” means (i) your commission (or plea of guilty, no contest, deferred adjudication or probation) of, to, or for a felony, or any crime involving theft, fraud, dishonesty, embezzlement, or any other crime which involves immoral conduct or actions likely to harm the reputation of the Company, whether or not committed in the course of performing services for the Company; (ii) your material breach of any fiduciary duty to the Company;(iii) material act(s) or omission(s) taken by you in connection with your employment which are dishonest or fraudulent and cause or may cause the Company monetary or reputational harm; (iv) your commission of any material actions in violation of the written rules, policies, ethical standards or codes of conduct of the Company or its subsidiaries, (v) insubordination or repeated absenteeism, (vi) failure to perform the duties of the role, or to materially achieve personal and corporate goals, but only after written warning advising you of the deficiencies in job performance and/or objectives and describing the improvement needed; (vii) conduct by you giving rise to a claim by another employee of unlawful harassment or discrimination, which claim, after a complete and diligent investigation, would lead a reasonable person to conclude that you have violated state or federal discrimination laws or related company policy; (viii) conduct by you, or your failure to act giving rise to Legitimate Claims by any persons that the Company or any of its subsidiaries is in violation of any federal, state or local civil or criminal statute or act (the term “Legitimate Claims” shall mean conduct by you, or your failure to act, undertaken in dereliction of your duties, gross negligence or without a good- faith belief in the lawfulness of such action resulting in any claims, allegations or assertions which, in the reasonable opinion of the Company (after a diligent investigation of the facts), have substantial merit; (ix) your disregard of the lawful and reasonable directives of the CEO or Board communicated to you; (x) your failure to maintain the privacy of Confidential Information of the Company and/or its subsidiaries except for such disclosure in connection with the good faith performance of your duties or as may be required by subpoena or in connection with any allegation of wrongdoing; (xi) a breach by you of the Confidentiality and Post- Employment covenants set forth in Section 10; or (xii) the Company is temporarily or permanently enjoined from employing you, or a court otherwise orders the Company to cease employing you, or the Company determines in its reasonable discretion that it is in the best interests of the Company and/or its employees, officers or directors that your employment with the Company be terminated due to restrictions or covenants to which you agreed with a prior entity which is likely to impact your ability to timely perform your duties herein on behalf of the Company. Provided, however, that the Company shall not terminate the employment relationship as a result of the alleged events described in sub-parts (ii) through (xii) above unless the Company provides you written notice and you thereafter fail to cure such event (if in the reasonable determination of the Company such matters are curable), within thirty (30) days after receipt of such notice.

c.	Good Reason – You may terminate your employment for Good Reason so long as you tender your resignation, in writing, to the Company within ninety (90) days after the occurrence of the event which forms the basis for the resignation for Good Reason. Good Reason, for the sole purpose of determining your right to severance payments and benefits as described above shall be defined as when you tender your resignation within ninety days subsequent to any of the following events, unless you consent to the applicable event: (i) a decrease in your Annual Base Salary, other than a reduction in Annual Base Salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (ii) a material decrease in your authority or areas of responsibility as are commensurate with your title and responsibilities as described above, or (iii) the relocation of your primary office to a location adding more than 50 miles to your commute as of the effective date of this agreement, to and from the Company’s current headquarters in Trenton, New Jersey and your current primary residence in Westfield, New Jersey. Notwithstanding the foregoing, no Good Reason will have occurred unless and until you have (a) provided the Company, within 30 days of your knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 45 days after the receipt of such notice.

d.	Death or Disability. In the event of your death or Disability (as defined below), except for the Arbitration provisions of Section 14 which shall remain in effect, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay you or your estate all Accrued Amounts. “Disability” means in the opinion of a duly licensed physician selected by the Company and reasonably acceptable to you, you, because of physical or mental illness or incapacity, have become substantially unable to perform the essential functions of your position, duties and services required of you under this Agreement with or without reasonable accommodation for a period of six (6) consecutive months, unless otherwise required under the law. In such event, the your employment will be terminated the later of (I) the fifteenth (15) day after the Company has provided written notice to you of its intention to terminate your employment, or (ii) the date specified in such notice, provided that within the fifteenth (15) days after such notice by the Company, you have not returned to full time performance of your duties.

8.	Return of Property: All records, documents, emails, files, lists, including computer generated lists, reports, drawings, documents, equipment, and similar items relating to the business of the Company, which you prepared or received from the Company, shall remain the sole and exclusive property of the Company. Upon termination of your employment, you shall promptly return to the Company all the above-described property of the Company in your possession or control, regardless of the medium in which it is stored. You further represent that you will not copy or cause to be copied or cause to be printed out any of the described Company property, software, documents, or other materials originating with or belonging to the Company, unless authorized. You additionally represent that, upon termination of your employment with the Company, you will not retain in your possession any of the above-described company property, or such software, documents or other materials pertaining to the Company, regardless of the medium in which it may be stored. Any access of the Company’s computer systems to compete or prepare to compete with Company is unauthorized harmful access, prohibited by the Company.

9.	Policies: You will be subject to all policies and procedures as currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any employee handbook applicable to the Company’s employees.

10.	Confidentiality and Work Product:

a.	Confidential Information. Company and its subsidiaries possess and are developing key confidential and proprietary information, which is crucial to the operation of our businesses. It is of great importance to the Company that any confidential and/or proprietary information disclosed to you or developed by you during your employment with the Company concerning the Company’s business or operations or those of any other affiliates remain the sole and exclusive property of the Company. It is furthermore of great importance to the Company. that it does not inadvertently infringe on the rights of others by receiving proprietary information belonging to other people or companies. Because of this, as a condition of your employment you hereby agree to be bound by the Company’s Confidentiality and Inventions Policy. In addition, by entering into this Agreement, you covenant and affirm that you will not bring to Company or any of its subsidiaries or convey or use information in the performance of your duties information that is known or reasonably suspected to constitute confidential or proprietary information or trade secrets belonging to any other person or entity. You will abide by the Company’s policies and rules as may be established from time to time for the protection of its Confidential Information. Notwithstanding the foregoing, these terms do not prohibit you from reporting possible unlawful conduct to governmental agencies or entities, or otherwise cooperating or communicating with any such agencies, or entities that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company). Notwithstanding anything to the contrary in the foregoing, “Confidential Information” shall not include any information that has been rightfully received by you from a third party without restriction on use or disclosure and without breach of this Agreement or any other confidentiality obligations.

b.	Work For Hire. You covenant and agree that all Inventions are and shall be the sole and exclusive property of the Company. You acknowledge that all original works of authorship which are made by you (solely or jointly) in the scope of your employment (“Works”) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.). Without limiting the generality of any other provision herein, and to the extent that any Work is deemed not to constitute a work made for hire under the United States Copyright Act, you hereby assign and hereby agree to assign to the Company (together with the right to prosecute, enforce, or sue for infringements or other violations of the same) the entire worldwide right, title and interest in and to any and all such Inventions or Works, and you agree to execute or perform, during and after employment, all documents or acts, respectively, deemed necessary or desirable by the Company to be executed or performed, as applicable, to permit and assist it, at the Company’s expense, in prosecuting, registering, recording, perfecting, obtaining, maintaining, defending, enforcing, and assigning Inventions or Works in any and all countries. You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by you; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

c.	Without limiting the generality of any other provision of this Section 10, and for clarity, you hereby waive any applicable moral, economic or similar rights or rights of attribution in or to any Inventions or Works and hereby authorize the Company and its subsidiaries (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold your identity in connection with any distribution or use thereof alone or in combination with other materials

11.	Post-Employment Obligations

a.	Non-Solicitation. For eighteen months after the termination of your employment for any reason, you shall not, directly or indirectly (i) persuade or seek to persuade any business relation of the Company Parties to cease to do business or to reduce the amount of business it has done or may contemplate doing with the Company Parties; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company Parties to terminate his or her relationship with the Company Parties, or otherwise seek to adversely influence or alter such Person’s relationship with the Company Parties; or (iii) solicit, encourage, or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company Parties (or any Person that was an employee, agent, consultant or representative of the Company Parties) to become employees, agents, representatives or consultants of any other Person. You further agree that you shall not, directly or indirectly, enter into, or solicit or otherwise endeavor to enter into, any business relationship with any Person with whom the Company Parties have a Major Business Relationship or with whom the Company Parties are actively pursuing, or actively pursued, a Major Business Relationship.

b.	Non-Competition. For eighteen months after the termination of your employment for any reason, you shall not, directly or indirectly, engage in, or be affiliated in any way, whether as an employee, consultant, contractor, officer, director, manager, shareholder or owner, with any Person engaged in, any business actively engaged in the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has incurred significant expenses in preparation for engaging in, at the time of your termination, in any geographical location in which the Company or any of its subsidiaries is engaged in, or is preparing to engage in, such business. The foregoing shall not preclude you from owning, as a passive investor, not more than two percent (2%) of the stock of a publicly traded company engage in such business.

c.	Non-Disparagement. At all times during your employment with the Company and for the longest period thereafter permitted under law, and to the extent permitted under law, you shall not, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about any aspect of the Company or its subsidiaries (including their products, services, policies, practices, operations, or any current or former sales employees or representatives, independent contractors, agents, officers, members, managers, partners or directors). Additionally, the Company shall instruct its directors and officers not to publicly disparage you to a third party; provided, however, that this Section 11(b) shall not in any way preclude the Company from managing or supervising your performance (or from engaging in meaningful discourse relating thereto) or from internal discussions with other directors and officers or subsidiaries and/or their representatives. Notwithstanding the covenants contained in this Section 11, you and the Company (and its subsidiaries, as applicable) shall not be prohibited or restricted from answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding or in response to a court order, subpoena, or written request from an administrative agency or the legislature requesting you to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment by the Company. Further, nothing in this provision prohibits you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment. For purposes of this Section 11, the term “Person” is deemed to mean any natural person, corporation, partnership, limited liability, trust, estate, association, governmental authority or other entity of any kind.

d.	Co-Operation. Following the termination of your employment for any reason, you agree to cooperate fully (i) with the Company in the investigation, prosecution or defense of any potential claims or concerns regarding the Company’s business about which you have relevant knowledge, including by providing truthful information and testimony as reasonably requested by the Company, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company. The Company will reimburse you for any reasonable travel and out-of-pocket expenses incurred by you in providing such cooperation.

e.	Scope/Severability; Separate and Independent Covenants. If any court of competent jurisdiction at any time deems any of the provisions of these obligations to be unreasonably lengthy, or unreasonably extensive, or any of the covenants set forth in this Section 11, otherwise not fully enforceable, the other provisions of this Section and this Agreement in general, will nevertheless stand, and to the full extent consistent with law, continue in full force and effect, and it is the intention and desire of the parties hereto that the court modify any provisions of this Section, which are not fully enforceable to the extent deemed necessary by the court to render them reasonable and enforceable to the maximum extent permissible under applicable law and that the court enforces them to such extent. You also acknowledge and agree that each of the agreements and covenants contained in this Section 11 shall be construed for all purposes to be separate and independent from any other agreements and covenants, whether in the Agreement, this Section 11 or otherwise, and the existence of any claim by you against any Company Party, will not excuse your breach of any agreements or covenants contained in this Section 11.

12.	Indemnification: The Company agrees to defend, indemnify and hold you harmless to the fullest extent required by law from any and all claims, losses, and expenses sustained by you as a result of any actions taken by you to discharge your duties under this Agreement; provided, however, that you are working within the course and scope of your employment, acting in good faith and with the reasonable belief that your actions were lawful and in the best interest of the Company. This indemnification provision shall survive the expiration or termination of this Agreement to the extent that a claim is made following the cessation of your employment but which arose while you were actively employed in your role with the Company and provided you were working within the course and scope of your employment, acted in good faith and with the reasonable belief that your actions were lawful and in the best interest of the Company. You will promptly notify the Company of the commencement, or threatened commencement, of any proceeding that may give rise to an obligation to indemnify you, and the Company will have the right to control the defense of such proceeding, including the selection of legal counsel, provided that the Company will not settle or compromise any such proceeding on terms that would require you to make any admission, or undertake any obligation, without your consent, which will not be unreasonably withheld. You will co-operate with the Company in the defense of any such proceeding, and may participate in such proceeding and may be represented by your own counsel, at your expense. The Company agrees to maintain Directors and Officers insurance with coverage and limits commensurate with industry standards, and acknowledges that this position will be covered by any such policy.

13.	Notice: All notices, demands, requests, and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered (i) immediately if by personal delivery; (2) regardless of actual receipt, upon the expiration of five (5) business days following its deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the addressee at its address set forth below or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section or (iii) by overnight service by Federal Express or a similar carrier once delivery has been confirmed by Federal Express. However, a copy of the notice shall also be delivered by email.

Notice shall be sent to the following addresses:

To the Company:

TerraCycle, Inc.

One TerraCycle Way

Trenton, NJ 08638

Attention: Chief Executive Officer or Chief Administrative Officer

To the Employee:

Damian Finio

[XXXXXXXXXXX]

[XXXXXXXXXXX]

14.	Arbitration: The Agreement is governed by the Federal Arbitration Act, and evidences a transaction involving commerce. Subject to the Company’s sole right to pursue equitable relief pursuant to alleged breach of the Confidentiality and Post-Employment Obligations and Invention provisions set forth in Sections 10 and 11 of this Agreement, if any dispute arises between the Parties, or by or against any of the Company or its subsidiaries, or Company or its subsidiaries’ existing or former officers, directors, members, owners, or employees (“Company Parties”), involving your employment relationship, including but not limited to terms and conditions of hiring, employment, compensation, bonus, equity or separation from employment with the Company for any reason, or claims of fraud, claims of discrimination, harassment or retaliation under Federal, State or Local law, misrepresentation, negligence, emotional distress, breach of fiduciary duty, or defamation (including post- employment defamation) or any other contractual, statutory or common law claims, and if the Parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration, provided however, that regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits such notwithstanding the existence of an agreement to arbitrate. You and the Company Parties agree to bring any dispute in arbitration on an individual basis only, and not as a class or collective action. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action (“Class Action Waiver”). Claims may not be joined or consolidated in arbitration with disputes brought by any other person or entity. The Class Action Waiver shall not be severable from this Agreement in any case in which the dispute is filed or pursued as a class or collective action. Regardless of anything else in this Agreement and/or the applicable rules or procedures of any arbitration-sponsoring organization, the interpretation, applicability, enforceability, or formation of the Class Action Waiver may only be determined by a Court and not an arbitrator. Before initiating arbitration, either party must submit a written demand to the other party providing a detailed explanation of the allegations against the other party. The party seeking arbitration agrees to provide the other party 60 days to attempt to resolve the allegations before filing a demand for arbitration. Thereafter, both parties agree to mediate their dispute before taking any action in the arbitration beyond filing the initial demand and answering statement in arbitration. The arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”) then in effect, provided however, that despite anything to the contrary in the JAMS’ rules, the proceedings shall be conducted pursuant to the Federal Rules of Civil Procedure and Federal Rules of Evidence, including the right to file motions to dismiss, summary judgements and offers of judgments and the applicable fee and cost shifting provisions allowed under federal law (in the event the JAMS rules prohibit application of the Federal Rules of Civil Procedure or otherwise conflict with any requirements of this Agreement, the arbitration will be conducted before an arbitrator from AAA, subject to these same provisions). Notwithstanding the above, consistent with the parties desire to resolve any dispute efficiently and in a cost effective manner, unless otherwise ordered by the Arbitrator (as provided below), each party shall have the right to depose up to three (3) fact witnesses and any expert witness designated by the other party (the party seeking to depose a non-party witness may request the Arbitrator to issue a subpoena to compel the non-party witness’ attendance); and each party shall be entitled to submit to the other party no more than twenty-five (25) interrogatories and/or twenty-five (25) document requests, including all discrete subparts (the party to whom the discovery request is submitted shall respond within thirty (30) calendar days of the request date). The Arbitrator may grant additional discovery if the Arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a speedy, less-formal, cost-effective dispute- resolution mechanism. The arbitrator’s fees shall be paid by the Company, and to the extent permitted by law, may be recovered as costs in the event the Company prevails. Each party shall be responsible for payment of its own litigation costs and attorneys’ fees, if any. All attorney’s fees, expenses and costs incurred in an action to enforce this Arbitration provision and/or to compel arbitration or to dismiss any litigation filed by the other party in violation of this provision shall be awarded to the prevailing party. If any party prevails on an underlying statutory claim that affords the prevailing party attorneys’ fees and litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

15.	Jury Trial: As a material term of this agreement and to the extent permitted by applicable law, You willingly and voluntarily, and by your express desire and intent, hereby expressly waive a trial by jury on all issues, claims, counterclaims and cross-claims of any kind or nature relating to, arising out of or in connection with this Agreement and your employment with the Company. You hereby represent and warrant that no representations of fact or opinion has been made by anyone to induce this waiver of jury trial or to in any way modify or nullify its effect.

16.	Limitations of Restrictions: You are hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (iii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work without prior written consent of the Company’s CEO.

17.	Representations and Warranties: In order to induce the Company to enter into this Agreement, you hereby represent and warrant to the Company as follows: (i) the execution and delivery of this Agreement by you and the performance of your obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which you are a party or by which you are or may be bound or subject; (iii) you are not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; and (iv) you shall not use or disclose non-public, confidential information from any party with whom he may have been employed, or had access to in any role or capacity, in the performance of your duties herein for the Company. You hereby agree to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by you of the representations or warranties set forth in this Section.

18.	Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the Parties agree the remainder of this Agreement shall continue in full force and effect and any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

19.	Waiver: No waiver of any provision shall be deemed to have occurred unless memorialized in writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, the Parties will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

20.	Survival and Construction: The obligations under this Agreement will be binding upon your heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the patties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. The provisions of this Agreement will survive the termination of the term of this Agreement, and your employment, for any reason to the extent necessary to enable the parties to enforce their rights hereunder. The Company may assign its rights and obligations under this Agreement to any Company Party, or to any successor to the Company’s business that assumes the Company’s obligations hereunder. You may not assign, pledge, grant a security interest in, hypothecate, or otherwise transfer any of the rights, duties, or obligations hereunder.

21.	Governing Law: This Agreement is governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of laws principles.

Sole Agreement: This Agreement (including the documents referenced herein) constitutes the entire agreement and understanding of the parties regarding the subject matter hereof, and, upon the Effective Date, supersedes and replaces all prior or contemporaneous oral or written promises, representations, or understandings regarding your employment with the Company. You acknowledge that no promises or representations, oral or written, have been made by the Company Parties regarding the subject matter hereof, or any matter or term regarding your employment other than those expressly stated herein, and that you have not relied on any other promises or representations in signing this Agreement. This Agreement cannot be modified except in a writing (other than an email) signed by you and the Chief Executive Officer of the Company.

Sincerely,

/s/ Richard Perl	Date: July 15, 2023

Richard Perl
Chief Administrative Officer

Agreed to and Accepted:

/s/ Damian Finio	Date: July 14, 2023
Damian Finio

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